EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333–16255 and 333–25685 on Form S–3 and 333–16253, 333-27015, 333–68155, 333–46772, 333–77145, 333–77149 and 333–73054 on Form S–8 of PG&E Corporation and Registration Statements No. 33-64136, 33–50707, 33–62488 and 33–61959 on Form S-3 of Pacific Gas and Electric Company of our reports dated March 1, 2002 (which express an unqualified opinion and include an explanatory paragraph relating to items discussed in Notes 2 and 3 of the Notes to the Consolidated Financial Statements), appearing in and incorporated by reference in this Annual Report on Form 10-K of PG&E Corporation and Pacific Gas and Electric Company for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP
San Francisco, California
March 5, 2002

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